Exhibit 99.1

Contact:

Rush Enterprises, Inc., San Antonio

Steven L. Keller, 830-302-5226

RUSH ENTERPRISES, INC. REPORTS FIRST QUARTER 2019 RESULTS AND DECLARES QUARTERLY CASH DIVIDEND

●	Revenues of $1.348 billion, net income of $37.1 million
●	Earnings per diluted share of $0.98
●	Absorption ratio 121.5%
●	Aftermarket strategic initiatives significantly contribute to revenue growth
●	Company declares cash dividend of $0.12 per share of Class A and Class B common stock

SAN ANTONIO, Texas, April 24, 2019 — Rush Enterprises, Inc. (NASDAQ: RUSHA & RUSHB), which operates the largest network of commercial vehicle dealerships in North America, today announced that for the quarter ended March 31, 2019, the Company achieved revenues of $1.348 billion and net income of $37.1 million, or $0.98 per diluted share, compared with revenues of $1.241 billion and net income of $21.0 million, or $0.51 per diluted share, in the quarter ended March 31, 2018. The first quarter 2018 results included an additional pre-tax charge to amortization expense of $10.2 million, or $0.19 per diluted share, associated with the replacement of certain components of the Company’s enterprise resource planning software platform (ERP Platform). Excluding the charge related to the ERP Platform, the Company’s adjusted net income the first quarter of 2018 was $28.7 million, or $0.70 per diluted share. Additionally, today the Company’s Board of Directors declared a cash dividend of $0.12 per share of Class A and Class B Common Stock, to be paid on June 10, 2019, to all shareholders of record as of May 9, 2019.

“We are very proud of our strong financial results this quarter,” said W.M. “Rusty” Rush, Chairman, Chief Executive Officer and President of Rush Enterprises, Inc. “The healthy economy and commercial vehicle market positively impacted our results, as did the growth we are seeing from our aftermarket strategic initiatives,” Rush said.

“I would like to thank our dedicated employees, who continue to provide superior service to our customers while staying focused on our long-term strategic goals,” said Rush. “Our strong start to the year is a direct result of their hard work,” he added.

Operations

Aftermarket Products and Services

Aftermarket products and services accounted for approximately 64% of the Company’s total gross profit in the first quarter of 2019, with parts, service and collision center revenues reaching $438.4 million, up 9.5% compared to the first quarter of 2018. The Company achieved a quarterly absorption ratio of 121.5% in the first quarter of 2019.

“Growth in our aftermarket parts and service revenues was primarily driven by our successful execution of various strategic initiatives and continued strong demand for aftermarket parts and service throughout the country. It is important to note that we were able to achieve this strong aftermarket growth despite a significant decrease in activity in the energy sector compared to the first quarter of last year,” Rush said.

“As part of our efforts to increase customer uptime, we increased the total number of technicians in our dealerships across the country in the first quarter by 85, allowing us to better support customers when and where they need us,” Rush said. “We also officially introduced RushCare Xpress Services, which features same-day preventive maintenance and expedited diagnostics for larger repairs. Additionally, we expanded our hours of operation, giving us more opportunities to build strong, long-lasting relationships with customers,” he added.

“In March, we launched RushCare Parts Connect, a comprehensive online source for all-makes parts and the requisite next step that we believe will enable us to achieve our parts sales growth goals,” said Rush. “Additionally, we continue to expand our all-makes parts product offerings and invest in enhanced technologies to take advantage of every identifiable opportunity to increase parts sales,” Rush added.

“Looking ahead, we believe that industry wide aftermarket activity will remain steady throughout the year and that our aftermarket growth will remain on pace with our first quarter performance,” Rush noted.

Commercial Vehicle Sales

New U.S. Class 8 retail truck sales were 64,374 units in the first quarter, up 24.5% over the same time period last year, according to ACT Research. The Company sold 3,558 new Class 8 trucks in the first quarter, an increase of 7.4% compared to the first quarter of 2018, and accounted for 5.5% of the new U.S. Class 8 truck market. ACT Research forecasts U.S. retail sales for new Class 8 vehicles to be 264,000 units in 2019, a 3.2% increase compared to 2018.

“Our new Class 8 truck sales remained strong this quarter, due to the healthy economy and activity in virtually all of the market segments we support. Given the recent decrease in industry-wide Class 8 new truck orders, our backlog has decreased from its peak in the last half of 2018. However, our backlog remains strong, and we expect our new Class 8 truck sales in the second and third quarters to remain on pace with our first quarter performance. While we are cautiously optimistic about the fourth quarter of 2019, we will closely monitor market conditions, including freight tonnage, freight rates, used truck values and truck capacity, which we believe could adversely impact the market beginning in the fourth quarter of 2019,” Rush said.

The Company sold 2,614 Class 4-7 medium-duty commercial vehicles in the first quarter, a decrease of 3.4% compared to the first quarter of 2018, and accounted for 4.2% of the U.S. Class 4-7 commercial vehicle market. ACT Research forecasts U.S. retail sales for Class 4-7 vehicles to reach 262,300 units in 2019, a 1.6% increase over 2018.

“Our medium-duty truck backlog is as high as it has ever been. We believe our 2019 medium-duty sales will accelerate through the rest of 2019, as we continue to see strong demand from our customers. We believe that this strong Class 4-7 truck sales market may help to partially offset any downturn in the new Class 8 truck sales market that may occur towards the end of the year,” said Rush.

“Our used trucks revenue increased 2.8%, from $80.6 million in the first quarter of 2018 to $82.9 million in the first quarter of 2019. Used truck values remained stable in the first quarter but will likely come under pressure later in 2019. We believe our used truck inventory is positioned appropriately given current used truck market conditions,” Rush added.

Network Expansion

In February, a subsidiary of the Company purchased 50% of the equity in Rush Truck Centres of Canada Limited, which operates 14 commercial vehicle dealerships in the Province of Ontario, Canada.  “Our investment in Rush Truck Centres of Canada Limited is our first investment in a dealership network outside of the United States, and we continue to evaluate opportunities to expand our commercial vehicle dealership network,” said Rush.

Financial Highlights

In the first quarter of 2019, the Company’s gross revenues totaled $1.348 billion, an 8.7% increase from $1.241 billion in the first quarter of 2018. Net income for the quarter was $37.1 million, or $0.98 per diluted share, compared to net income of $21.0 million, or $0.51 per diluted share, in the quarter ended March 31, 2018. The first quarter of 2018 results include a pre-tax charge to amortization expense of $10.2 million, or $0.19 per diluted share, associated with the replacement of certain components of the Company’s ERP Platform. Excluding the charge related to the ERP Platform, the Company’s adjusted net income the first quarter of 2018 was $28.7 million, or $0.70 per diluted share.

Aftermarket products and services revenues were $438.4 million in the first quarter of 2019, compared to $400.3 million in the first quarter of 2018. The Company delivered 3,558 new heavy-duty trucks, 2,614 new medium-duty commercial vehicles, 539 new light-duty commercial vehicles and 1,840 used commercial vehicles during the first quarter of 2019, compared to 3,312 new heavy-duty trucks, 2,705 new medium-duty commercial vehicles, 431 new light-duty commercial vehicles and 1,859 used commercial vehicles during the first quarter of 2018.

The Company increased its lease and rental revenues by 3% and its lease and rental gross profits by 6% in the first quarter, primarily due to increased rental fleet demand and utilization, management of operating costs and execution of its lease fleet service model. Rush Truck Leasing operates 45 PacLease and Idealease franchises with more than 8,100 trucks in its lease and rental fleet and more than 1,100 trucks under contract maintenance agreements.

Selling, general and administrative expenses increased in the first quarter, as is expected in the first quarter of every year, primarily due to employee benefits and payroll taxes. During the first quarter of 2018, the Company recorded amortization expense of $10.6 million, including $10.2 million of accelerated amortization expense, related to replacement of its ERP Platform components.

“During the first quarter of 2019, the Company repurchased $26.0 million of its common stock, bringing the total amount of repurchases to $91.9 million since we adopted a plan to repurchase up to $150 million of stock in November of 2018. In addition, we paid a cash dividend of $4.4 million during the first quarter and today we declared our fourth consecutive quarterly dividend of $0.12 per common share. I remain confident in our continued ability to generate free cash flow to grow our business while returning capital to shareholders,” said Rush.

Conference Call Information

Rush Enterprises will host its quarterly conference call to discuss earnings for the first quarter on Thursday, April 25, 2019, at 10 a.m. Eastern/9 a.m. Central. The call can be heard live by dialing 877-638-4557 (U.S.) or 914-495-8522 (International) or via the Internet at http://investor.rushenterprises.com/events.cfm.

For those who cannot listen to the live broadcast, the webcast will be available on our website at the above link until July 10, 2019. Listen to the audio replay until May 1, 2019 by dialing 855-859-2056 (U.S.) or 404-537-3406 (International) and entering the Conference ID 7288466

About Rush Enterprises, Inc.

Rush Enterprises, Inc. is the premier solutions provider to the commercial vehicle industry. The Company owns and operates Rush Truck Centers, the largest network of commercial vehicle dealerships in the United States, with more than 100 dealership locations in 22 states. These vehicle centers, strategically located in high traffic areas on or near major highways throughout the United States, represent truck and bus manufacturers, including Peterbilt, International, Hino, Isuzu, Ford, Mitsubishi, IC Bus and Blue Bird. They offer an integrated approach to meeting customer needs — from sales of new and used vehicles to aftermarket parts, service and collision center operations plus financing, insurance, leasing and rental. Rush Enterprises' operations also provide vehicle upfitting, CNG fuel systems and vehicle telematics products. Additional information about Rush Enterprises’ products and services is available at www.rushenterprises.com. Follow our news on Twitter at @rushtruckcenter and on Facebook at facebook.com/rushtruckcenters.

Certain statements contained herein, including those concerning current and projected market conditions, sales forecasts, market share forecasts, demand for the Company’s services, the impact of strategic initiatives and the Company’s capital allocation strategy, including future issuances of cash dividends and future repurchases of the Company’s common stock, are “forward-looking” statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, competitive factors, general U.S. economic conditions, economic conditions in the new and used commercial vehicle markets, customer relations, relationships with vendors, the interest rate environment, governmental regulation and supervision, product introductions and acceptance, changes in industry practices, one-time events and other factors described herein and in filings made by the Company with the Securities and Exchange Commission. In addition, the declaration and payment of cash dividends and authorization of future share repurchase programs remains at the sole discretion of the Company’s Board of Directors and the issuance of future dividends and authorization of future share repurchase programs will depend upon the Company’s financial results, cash requirements, future prospects, applicable law and other factors that may be deemed relevant by the Company’s Board of Directors.

-Tables and Additional Information to Follow-

RUSH ENTERPRISES, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In Thousands, Except Shares and Per Share Amounts)

	March 31,	December 31,
	2019	2018
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$126,572	$131,726
Accounts receivable, net	195,120	190,650
Note receivable affiliate	18,629	12,885
Inventories, net	1,465,442	1,339,923
Prepaid expenses and other	11,425	10,491
Assets held for sale	2,269	2,269
Total current assets	1,819,457	1,687,944
Property and equipment, net	1,195,824	1,184,053
Right-of-use assets, net	53,144	–
Goodwill, net	291,725	291,391
Other assets, net	61,876	37,962
Total assets	$3,422,026	$3,201,350

Liabilities and shareholders’ equity
Current liabilities:
Floor plan notes payable	$1,111,473	$1,023,019
Line of credit	75,000	–
Current maturities of long-term debt	157,213	161,955
Current maturities of finance lease obligations	19,709	19,631
Current maturities of operating lease obligations	9,528	–
Trade accounts payable	149,077	127,451
Customer deposits	24,438	36,183
Accrued expenses	104,247	125,056
Total current liabilities	1,650,685	1,493,295
Long-term debt, net of current maturities	438,794	439,218
Finance lease obligations, net of current maturities	49,947	49,483
Operating lease obligations, net of current maturities	43,746	–
Other long-term liabilities	13,975	11,118
Deferred income taxes, net	141,458	141,308
Shareholders’ equity:
Preferred stock, par value $.01 per share; 1,000,000 shares authorized; 0 shares outstanding in 2019 and 2018	–	–
Common stock, par value $.01 per share; 60,000,000 Class A shares and 20,000,000 Class B shares authorized; 28,186,893 Class A shares and 8,775,206 Class B shares outstanding in 2019; and 28,709,636 Class A shares and 8,290,277 Class B shares outstanding in 2018	465	458
Additional paid-in capital	379,451	370,025
Treasury stock, at cost: 4,430,753 Class A shares and 5,084,211 Class B shares in 2019 and 3,791,751 Class A shares and 5,030,787 Class B shares in 2018	(271,890)	(245,842)
Retained earnings	975,011	942,287
Accumulated other comprehensive income	384	–
Total shareholders’ equity	1,083,421	1,066,928
Total liabilities and shareholders’ equity	$3,422,026	$3,201,350

RUSH ENTERPRISES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In Thousands, Except Per Share Amounts)

(Unaudited)

	Three Months Ended March 31,
	2019	2018
	(Unaudited)	(Unaudited)
Revenues:
New and used commercial vehicle sales	$838,283	$773,100
Parts and service sales	438,354	400,295
Lease and rental	59,433	57,524
Finance and insurance	6,610	4,741
Other	5,637	5,121
Total revenue	1,348,317	1,240,781
Cost of products sold:
New and used commercial vehicle sales	768,417	710,914
Parts and service sales	273,189	254,444
Lease and rental	49,795	48,428
Total cost of products sold	1,091,401	1,013,786
Gross profit	256,916	226,995
Selling, general and administrative expense	187,181	171,670
Depreciation and amortization expense	12,925	22,908
Loss on sale of assets	57	(28)
Operating income	56,867	32,389
Equity in earnings of unconsolidated entities	49	−
Interest expense, net	7,358	4,306
Income before taxes	49,558	28,083
Provision for income taxes	12,454	7,044
Net income	$37,104	$21,039

Earnings per common share:
Basic	$1.01	$.53
Diluted	$.98	$.51

Weighted average shares outstanding:
Basic	36,817	39,665
Diluted	37,834	41,092

This press release and the attached financial tables contain certain non-GAAP financial measures as defined under SEC rules, such as Adjusted net income, Adjusted total debt, Adjusted net (cash) debt, EBITDA, Adjusted EBITDA, Free cash flow, Adjusted free cash flow and Adjusted invested capital, which exclude certain items disclosed in the attached financial tables. The Company provides reconciliations of these measures to the most directly comparable GAAP measures.

Management believes the presentation of these non-GAAP financial measures provides useful information about the results of operations of the Company for the current and past periods. Management believes that investors should have the same information available to them that management uses to assess the Company’s operating performance and capital structure. These non-GAAP financial measures should not be considered in isolation or as a substitute for the most comparable GAAP financial measures. Investors are cautioned that non-GAAP financial measures utilized by the Company may not be comparable to similarly titled non-GAAP financial measures used by other companies.

	Three Months Ended
Commercial Vehicle Sales Revenue (in thousands)	March 31, 2019	March 31, 2018
New heavy-duty vehicles	$530,918	$472,078
New medium-duty vehicles (including bus sales revenue)	199,680	199,189
New light-duty vehicles	22,019	16,617
Used vehicles	82,992	80,614
Other vehicles	2,674	4,602

Absorption Ratio	121.5%	120.0%

Absorption Ratio

Management uses several performance metrics to evaluate the performance of its commercial vehicle dealerships and considers Rush Truck Centers’ “absorption ratio” to be of critical importance. Absorption ratio is calculated by dividing the gross profit from the parts, service and collision center departments by the overhead expenses of all of a dealership’s departments, except for the selling expenses of the new and used commercial vehicle departments and carrying costs of new and used commercial vehicle inventory. When 100% absorption is achieved, then gross profit from the sale of a commercial vehicle, after sales commissions and inventory carrying costs, directly impacts operating profit.

This earnings release includes “adjusted net income (non-GAAP)” and “adjusted net income per diluted share (non-GAAP),” which are financial measures that are not in accordance with U.S. generally accepted accounting principles, since they exclude the charges related to the upgrade and replacement of the ERP platform in 2018. These measures differ from the most directly comparable measures calculated in accordance with GAAP and may not be comparable to similarly titled non-GAAP financial measures used by other companies. Reconciliations from the most directly comparable GAAP measures of adjusted net income (non-GAAP) and adjusted net income per diluted share (non-GAAP) are as follows:

	Three Months Ended
Adjusted Net Income (in thousands)	March 31, 2019	March 31, 2018
Net Income	$37,104	$21,039
Charges related to upgrade and replacement of ERP platform, net of tax	–	7,671
Adjusted Net Income (non-GAAP)	$37,104	$28,710

Per Diluted Share
Net Income	$0.98	$0.51
Charges related to upgrade and replacement of ERP platform, net of tax	–	0.19
Adjusted Net Income (non-GAAP)	$0.98	$0.70

Debt Analysis (in thousands)	March 31, 2019	March 31, 2018
Floor plan notes payable	$1,111,473	$805,531
Line of credit	75,000	–
Current maturities of long-term debt	157,213	143,401
Current maturities of finance lease obligations	19,709	17,399
Current maturities of operating lease obligations	9,528	–
Long-term debt, net of current maturities	438,794	453,986
Finance lease obligations, net of current maturities	49,947	60,706
Operating lease obligations, net of current maturities	43,746	–
Total Debt (GAAP)	1,905,410	1,481,023
Adjustments:
Debt related to lease & rental fleet	(597,182)	(583,906)
Floor plan notes payable	(1,111,473)	(805,531)
Adjusted Total Debt (Non-GAAP)	196,755	91,586
Adjustment:
Cash and cash equivalents	(126,572)	(131,712)
Adjusted Net Debt (Cash) (Non-GAAP)	$70,183	$(40,126)

Management uses “Adjusted Total Debt” to reflect the Company’s estimated financial obligations less debt related to lease and rental fleet (L&RFD) and floor plan notes payable (FPNP), and “Adjusted Net (Cash) Debt” to present the amount of Adjusted Total Debt net of cash and cash equivalents on the Company’s balance sheet. The FPNP is used to finance the Company’s new and used inventory, with its principal balance changing daily as vehicles are purchased and sold and the sale proceeds are used to repay the notes.  Consequently, in managing the business, management views the FPNP as interest bearing accounts payable, representing the cost of acquiring the vehicle that is then repaid when the vehicle is sold, as the Company’s credit agreements require it to repay loans used to purchase vehicles when such vehicles are sold.  The Company’s lease & rental fleet are fully financed and are either (i) leased to customers under long-term lease arrangements or (ii), to a lesser extent, dedicated to the Company’s rental business.  In both cases, the lease and rental payments received fully cover the capital costs of the lease & rental fleet (i.e., the interest expense on the borrowings used to acquire the vehicles and the depreciation expense associated with the vehicles), plus a profit margin for the Company. The Company believes excluding the FPNP and L&RFD from the Company’s total debt for this purpose provides management with supplemental information regarding the Company’s capital structure and leverage profile and assists investors in performing analysis that is consistent with financial models developed by Company management and research analysts. “Adjusted Total Debt” and “Adjusted Net (Cash) Debt” are both non-GAAP financial measures and should be considered in addition to, and not as a substitute for, the Company’s debt obligations, as reported in the Company’s consolidated balance sheet in accordance with U.S. GAAP. Additionally, these non-GAAP measures may vary among companies and may not be comparable to similarly titled non-GAAP measures used by other companies.

	Twelve Months Ended
EBITDA (in thousands)	March 31, 2019	March 31, 2018
Net Income (GAAP)	$155,127	$178,689
(Benefit) provision for income taxes	49,517	(36,265)
Interest expense	22,734	13,825
Depreciation and amortization	60,506	60,485
Gain on sale of assets	(382)	(30)
EBITDA (Non-GAAP)	287,502	216,704
Adjustment:
Interest expense associated with FPNP	(21,148)	(11,609)
Adjusted EBITDA (Non-GAAP)	$266,354	$205,095

The Company presents EBITDA and Adjusted EBITDA, for the twelve months ended each period presented, as additional information about its operating results. The presentation of Adjusted EBITDA that excludes the addition of interest expense associated with FPNP to EBITDA is consistent with management’s presentation of Adjusted Total Debt, in each case reflecting management’s view of interest expense associated with the FPNP as an operating expense of the Company, and to provide management with supplemental information regarding operating results and to assist investors in performing analysis that is consistent with financial models developed by management and research analyst. “EBITDA” and “Adjusted EBITDA” are both non-GAAP financial measures and should be considered in addition to, and not as a substitute for, net income of the Company, as reported in the Company’s consolidated statements of income in accordance with U.S. GAAP. Additionally, these non-GAAP measures may vary among companies and may not be comparable to similarly titled non-GAAP measures used by other companies.

	Twelve Months Ended
Free Cash Flow (in thousands)	March 31, 2019	March 31, 2018
Net cash provided by operations (GAAP)	$58,445	$232,876
Acquisition of property and equipment	(253,616)	(218,923)
Free cash flow (Non-GAAP)	(195,171)	13,953
Adjustments:
Draws on floor plan financing, net	261,536	84,753
Proceeds from L&RFD	162,473	159,144
Principal payments on L&RFD	(161,962)	(151,369)
Non-maintenance capital expenditures	48,050	26,912
Adjusted Free Cash Flow (Non-GAAP)	$114,926	$133,393

“Free Cash Flow” and “Adjusted Free Cash Flow” are key financial measures of the Company’s ability to generate cash from operating its business. Free Cash Flow is calculated by subtracting the acquisition of property and equipment included in the Cash flows from investing activities from Net cash provided by (used in) operating activities. For purposes of deriving Adjusted Free Cash Flow from the Company’s operating cash flow, Company management makes the following adjustments: (i) adds back draws (or subtracts payments) on the floor plan financing that are included in Cash flows from financing activities as their purpose is to finance the vehicle inventory that is included in Cash flows from operating activities; (ii) adds back proceeds from notes payable related specifically to the financing of the lease and rental fleet that are reflected in Cash flows from financing activities; (iii) subtracts draws on floor plan financing, net and proceeds from L&RFD related to business acquisition assets that are included in Cash flows from investing activities; (iv) subtracts principal payments on notes payable related specifically to the financing of the lease and rental fleet that are included in Cash flows from financing activities; and (v) adds back non-maintenance capital expenditures that are for growth and expansion (i.e. building of new dealership facilities) that are not considered necessary to maintain the current level of cash generated by the business. “Free Cash Flow” and “Adjusted Free Cash Flow” are both presented so that investors have the same financial data that management uses in evaluating the Company’s cash flows from operating activities. “Free Cash Flow” and “Adjusted Free Cash Flow” are both non-GAAP financial measures and should be considered in addition to, and not as a substitute for, net cash provided by (used in) operations of the Company, as reported in the Company’s consolidated statement of cash flows in accordance with U.S. GAAP. Additionally, these non-GAAP measures may vary among companies and may not be comparable to similarly titled non-GAAP measures used by other companies.

Invested Capital (in thousands)	March 31, 2019	March 31, 2018
Total Shareholders' equity (GAAP)	$1,083,421	$1,031,669
Adjusted net debt (cash) (Non-GAAP)	70,183	(40,126)
Adjusted Invested Capital (Non-GAAP)	$1,153,604	$991,543

“Adjusted Invested Capital” is a key financial measure used by the Company to calculate its return on invested capital. For purposes of this analysis, management excludes L&RFD, FPNP, and cash and cash equivalents, for the reasons provided in the debt analysis above and uses Adjusted Net Debt in the calculation. The Company believes this approach provides management a more accurate picture of the Company’s leverage profile and capital structure, and assists investors in performing analysis that is consistent with financial models developed by Company management and research analysts. “Adjusted Net (Cash) Debt” and “Adjusted Invested Capital” are both non-GAAP financial measures. Additionally, these non-GAAP measures may vary among companies and may not be comparable to similarly titled non-GAAP measures used by other companies.